Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—November 2003

Series		1996-C
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		7.31%
Less:	Coupon	1.27%
	Servicing Fee	0.41%
	Net Credit Losses	3.00%
	Excess Spread:
	November-03	2.63%
	October-03	3.50%
	September-03	4.15%
	Three month Average Excess Spread	3.43%

	Delinquency:
	30 to 59 days	1.92%
	60 to 89 days	1.55%
	90 + days	3.45%
	Total	6.92%

	Payment Rate	11.84%